Exhibit 4.1

NOTES PURCHASE AGREEMENT

by and between

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
as the Company

CHAIN STAR INVESTMENTS LTD.
CHINA SAFETECH HOLDINGS LIMITED
CHINA SECURITY & SURVEILLANCE TECHNOLOGY (HK) LTD.
GOLDEN GROUP CORPORATION (SHENZHEN) LIMITED
GUANGZHOU SHIXING DIGITAL TECHNOLOGY CO., LTD.
SHANGHAI CHENG FENG DIGITAL EQUIPMENT LTD.
SHANGHAI CHENG FENG DIGITAL TECHNOLOGY CO., LTD.
SHANGHAI CHENG FENG PUBLIC SAFETY PREVENTION TECHNOLOGY CO., LTD.
SHENZHEN HONGTIANZHI ELECTRONICS CO., LTD.
SHENZHEN TONGXING SHIXUN TECHNOLOGY CO., LTD.
CHINA SECURITY & SURVEILLANCE TECHNOLOGY (PRC), INC.
as the Subsidiaries

AND

CITADEL EQUITY FUND LTD.
as the Purchaser

Dated: April 24, 2007

This Notes Purchase Agreement (this “Agreement”) is dated as of April 24, 2007, by and between China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company”), the other Group Companies listed on the signature pages hereto, and Citadel Equity Fund Ltd. (the “Purchaser”).

WHEREAS, the Company proposes to issue, and the Purchaser proposes to purchase, US$50,000,000 Guaranteed Senior Unsecured Convertible Notes due 2012 on the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires the following terms shall have the meanings set forth below. Defined terms used but not otherwise defined herein shall have the meanings given to such terms in the other Sections of this Agreement or the Indenture (as defined below).

“Act” means the Securities Act of 1933, as amended.

“Affiliate” of any specified Person means:

(a)	any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b)	any other Person who is a director or officer of:

(1)	such specified Person,

(2)	any Subsidiary of such specified Person, or

(3)	any Person described in clause (a) above.

For the purposes of this definition, “control” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning given in the recitals.

“Amended Investor Rights Agreement” means the amended and restated investor rights agreement dated as of April 24, 2007 by and among the Company, the other Group Companies, the Shareholders and the Purchaser, a form which is attached hereto as Exhibit B.

“Applicable Agreements” has the meaning given in Section 6(i).

“Applicable Law” has the meaning given in Section 6(i).

“Business Day” has the meaning given in the Conditions.

“BVI” means the British Virgin Islands.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Chain Star” means Chain Star Investments Ltd., a wholly-owned subsidiary of Safetech, incorporated under the laws of Hong Kong.

“Charter Documents” has the meaning given in Section 6(i).

“Cheng Feng” means Shanghai Cheng Feng Digital Technology Co., Ltd., a wholly-owned subsidiary of CSST HK, incorporated under the laws of PRC.

“Cheng Feng Equipment” means Shanghai Cheng Feng Digital Equipment Ltd., a ninety percent (90%) owned subsidiary of Cheng Feng, incorporated under the laws of PRC.

“Cheng Feng Public Safety” means Shanghai Cheng Feng Public Safety Prevention Technology Co., Ltd., a seventy percent (70%) owned subsidiary of Cheng Feng, incorporated under the laws of PRC.

“Clearing Facilities” means Clearstream and Euroclear.

“Clearstream” means Clearstream Banking, société anonyme, and any successor thereto.

“Closing” has the meaning given in Section 5.

“Closing Date” means the date of the Closing.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means shares of common stock of the Company, par value US$0.0001 per share.

“Company” has the meaning given in the recitals.

“Conditions” means the terms and conditions of the Notes.

“Conversion Shares” means shares of Common Stock issuable under the conversion of the Notes.

“CSST HK” means China Security & Surveillance Technology (HK) Ltd., a wholly-owned subsidiary of Safetech, incorporated under the laws of Hong Kong.

“CSST PRC” means China Security & Surveillance Technology (PRC), Inc., a wholly-owned subsidiary of the Company, incorporated under the laws of PRC.

“Disclosure Schedule” has the meaning given in Section 6.

“Environmental Laws” has the meaning given in Section 6(bb).

“Euroclear” means Euroclear Bank, S.A./N.V. and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCPA” has the meaning given in Section 6(dd).

“Fully-Diluted” has the meaning given in Section 6(d)(ii).

“GAAP” has the meaning given in Section 6(a)(i).

“Golden” means Golden Group Corporation (Shenzhen) Limited, a wholly-owned subsidiary of Safetech, incorporated under the laws of PRC.

“Governmental Authority” has the meaning given in Section 6(i).

“Group Companies” means the Company, Safetech, CSST HK, Chain Star, Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, Hongtianzhi, Tongxing, Shixing and CSST PRC and the Company’s other existing and future, direct and indirect, Subsidiaries.

“Guarantees” has the meaning given in Section 4.

“Guarantor” has the meaning given in Section 4.

“Hongtianzhi” means Shenzhen Hongtianzhi Electronics Co., Ltd., a wholly-owned subsidiary of Chain Star, incorporated under the laws of PRC.

“Indemnified Party” has the meaning given in Section 10(a).

“Indemnifying Party” has the meaning given in Section 10(a).

“Indenture” means an indenture dated as of the Closing Date by and among the Company, other Group Companies and the Trustee, a form of which is attached hereto as Exhibit A.

“Intellectual Property” has the meaning given in Section 6(q)(i).

“Lien” means a mortgage, charge, pledge, lien, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Material Adverse Change” has the meaning given in Section 6(s)(ii).

“Material Adverse Effect” means a material adverse effect on:

(a)    the business, operations, property, earnings, assets, liabilities or condition (financial or otherwise) of the Group Companies taken as a whole;

(b)    the ability of the Group Companies or any Shareholder to perform its material obligations under the Transaction Documents; or

(c)    the validity or enforceability of the Transaction Documents or the rights and remedies of any holder of the Notes under the Notes.

“Money Laundering Laws” has the meaning given in Section 6(jj).

“Most Recent Balance Sheet” has the meaning given in Section 6(s)(iii).

“Notes” has the meaning given in Section 3.

“OFAC” has the meaning given in Section 6(ii).

“Outside Financing” has the meaning given in Section 7(l).

“Permits” has the meaning given in Section 6(m).

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PFIC” has the meaning given in Section 6(hh).

“PRC” means the People’s Republic of China, not including Taiwan, Hong Kong and Macau.

“Proceedings” has the meaning given in Section 6(l).

“Proposal” has the meaning given in Section 7(u).

“Purchaser” has the meaning given in the recitals.

“Safetech” means China Safetech Holdings Limited, a wholly-owned subsidiary of the Company, incorporated under the laws of British Virgin Islands.

“SEC Reports” has the meaning given in Section 6(a)(i).

“Securities” means, collectively, the Notes, the Conversion Shares and the Guarantees.

“Shareholder” means any of Mr. Tu Guo Shen, Ms. Li Zhi Qun and Whitehorse.

“Shixing” means Guangzhou Shixing Digital Technology Co., Ltd., a seventy percent (70%) owned subsidiary of Hongtianzhi, incorporated under the laws of PRC.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the voting stock is at the time owned or controlled, directly or indirectly, by:

(a)    such Person,

(b)    such Person and one or more Subsidiaries of such Person, or

(c)    one or more Subsidiaries of such Person.

“Superior Proposal” has the meaning given in Section 7(u).

“Tax” has the meaning given in Section 6(p).

“Tongxing” means Shenzhen Tongxing Shixun Technology Co., Ltd., a seventy percent (70%) owned subsidiary of Hongtianzhi, incorporated under the laws of PRC.

“Trading Market” has the meaning given in Section 5.

“Transaction Document” means this Agreement, the Indenture, the Notes, the Guarantees and the Amended Investor Rights Agreement, or any of them as the context may so require.

“Trustee” means The Bank of New York, a New York banking corporation, acting as trustee under the Indenture.

“US$” means the lawful currency of the United States from time to time.

“Whitehorse” means Whitehorse Technology Limited, a British Virgin Islands company wholly owned by Mr. Tu Guo Shen and the registered owner of Mr. Tu Guo Shen’s equity interest in the Company.

2.    Rules of Construction.

Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    “or” is not exclusive;

(c)    words in the singular include the plural, and in the plural include the singular;

(d)    all references in this Agreement to “Sections”, “Exhibits” and other subdivisions are to the designated Sections, Exhibits and subdivisions of this Agreement as originally executed;

(e)    a reference to any person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors and permitted assignees or transferees;

(f)    a reference to (or to any specified provision of) any agreement or document (including any Transaction Document) is to be construed as a reference to that agreement or document as it may be amended from time to time;

(g)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.

(h)    “including” means “including without limitation;”

(i)     provisions apply to successive events and transactions; and

(j)    references to a statute or statutory provision is to be construed as a reference to that statute or statutory provision as it may be amended from time to time.

3.    Issuance of Notes.

Subject to the terms and conditions of this Agreement, the Company will, on the Closing Date, (i) issue and sell to the Purchaser, and the Purchaser will purchase from the Company, the Company’s 500 Guaranteed Senior Unsecured Convertible Notes due 2012 (the “Notes”) of US$100,000 principal amount each, convertible into shares of Common Stock, at an initial conversion price of US$23.60 per share, and (ii) cause the Guarantors to issue the Guarantees. The Notes will be issued pursuant to the provisions of the Indenture.

The Notes will be offered and sold to the Purchaser pursuant to Regulation S or other exemption from the registration requirements under the Act. Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Notes and the Conversion Shares shall bear the legends relating to the offer and the sale of the Notes and the Conversion Shares as required by (i) Regulation S under the Act or (ii) any other applicable laws or regulations relating to the issuance of the Notes.

4.    Guarantees.

Pursuant to the Indenture and to the fullest extent permitted by Applicable Laws, Safetech, CSST HK, Chain Star and all of the Company’s other existing and future direct and indirect Subsidiaries (only to the extent such Subsidiary is permitted under Applicable Laws to do so) (each, a “Guarantor”) shall irrevocably and unconditionally guarantee, on a senior basis, to the Purchaser and to the Trustee the payment and performance of the Company’s obligations under this Agreement, the Notes and the Indenture (collectively, the “Guarantees”).

5.    Purchase, Sale and Delivery.

The issue and sale of the Notes to be purchased by the Purchaser shall occur at the Hong Kong office of Simpson Thacher & Bartlett LLP, on or about 9:00 a.m., New York time, at a closing (the “Closing”) on April 24, 2007 or on such other time or Business Day thereafter on or prior to 31, 2007 as may be agreed upon by the Company and the Purchaser. At the Closing, the Company shall deliver to the Purchaser one or more global certificates representing the Notes, registered in such names and denominations as the Purchaser may request, against payment by the Purchaser of US$50,000,000 as the purchase price therefor by immediately available federal funds bank wire transfer to such bank account or accounts as the Company shall have beforehand designated to the Purchaser. The Notes to be represented by one or more global certificates in book-entry form, will be deposited on the Closing Date, by or on behalf of the Company, with the Trustee as common depositary for Clearstream and Euroclear, or its designated custodian, and registered in the name of the Trustee. The Common Stock is approved for quotation on the Over The Counter Bulletin Board (the “Trading Market”).

6.    Representations and Warranties of the Group Companies. Except as set forth in the Disclosure Schedule attached hereto as Exhibit C (“Disclosure Schedule”) which exceptions shall be deemed part of the representations and warranties made hereunder, each of the Group Companies, jointly and severally, represents and warrants to the Purchaser the following:

(a)	SEC Reports; Financial Statements.

(i)     Except as set forth on Schedule 6(a) of the Disclosure Schedule, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Act and the Exchange Act (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, and to the Company’s best knowledge after due inquiry, no disciplinary actions or proceedings have been initiated against the Company and no such actions are threatened. As of the date of filing, in the case of SEC Reports filed pursuant to the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twenty-four months preceding the date hereof (or such shorter period as the Company was required by law to file such reports, forms or other information) (and to the extent any such SEC Report was amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of SEC Reports filed pursuant to the Act (and to the extent any such SEC Report was amended, then as of the date of effectiveness of such amendment), the SEC Reports complied in all material respects with the requirements of the Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, as applicable, and none of the SEC Reports, as of the date of filing, in the case of SEC Reports filed pursuant to the Exchange Act (and to the extent any such SEC Report was amended, then as to the date of filing of such amendment), and as of the date of effectiveness in the case of SEC Reports filed pursuant to the Act (and to the extent any such SEC Report was amended, then as of the date of effectiveness of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports have been prepared in accordance with the applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial condition, results of operations and cash flows of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All other financial, statistical, and market and industry-related data included in the SEC Reports are based on or derived from sources that the Company reasonably believes to be reliable and accurate. For the purposes of this Agreement, the term “filed” (or any derivations thereof) includes filing, furnishing or otherwise providing any reports, forms or other information provided to the Commission.

(ii)  Except as set forth on Schedule 6(a) of the Disclosure Schedule, the Company has not, in the 12 months preceding the date hereof, received notice from the Trading Market to the effect that the Company is not in compliance with the requirements of the Trading Market, and to the Company’s best knowledge after due inquiry, no disciplinary actions or proceedings have been initiated against the Company and no such actions are threatened. The Company is, and upon consummation of the transactions contemplated hereby expects to be, in compliance with all of the listing requirements of the Trading Market.

(b)	Ownership of Shares of Subsidiaries; Affiliates.

(i)     Schedule 6(b)(i) of the Disclosure Schedule contains complete and correct lists of each Person in which the Company owns, directly or indirectly, any Capital Stock, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its Capital Stock outstanding owned by the Company and each other Subsidiary.

(ii)    All of the outstanding shares of Capital Stock of each Subsidiary shown in Schedule 6(b)(i) of the Disclosure Schedule as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien.

(iii)   No Subsidiary is a party to, or otherwise subject to any legal or regulatory restriction or any agreement (other than this Agreement) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of Capital Stock of such Subsidiary.

(c)    Organization. Each of the Group Companies (i) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business and is in good standing as a domestic or foreign corporation or limited liability company, as the case may be, authorized to do business in each jurisdiction in which the nature of such business or the ownership or leasing of such properties requires such qualification, except where, for the purposes of (ii) or (iii) only, the failure to have all such requisite power and authority or to be so duly qualified or licensed does not, and would not, individually or in the aggregate, have a Material Adverse Effect. The constitutional documents and certificates of each of Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, Hongtianzhi, Tongxing, Shixing and CSST PRC are valid and have been duly approved or registered (as applicable) by competent PRC Governmental Authorities.

(d)    Capitalization and Voting Rights.

(i)    Capital Stock. All of the outstanding shares of Capital Stock of the Company have been validly issued and are fully paid and non-assessable.

(ii)   Issued and Issuable Shares. Except as set forth on Schedule 6(d)(ii) of the Disclosure Schedule, as at the date hereof and immediately prior to the Closing, there is no Capital Stock issued or issuable pursuant to any exercise, conversion, exchange, subscription or otherwise in connection with any warrants, options (including pursuant to the Company’s stock option plan), convertible securities or any agreement to sell or issue Capital Stock or securities which may be exercised, converted or exchanged for Capital Stock (collectively, “Fully-Diluted”). The Conversion Shares issuable upon conversion of the Notes have been duly reserved for issuance, and will constitute 5.16% of the Company’s Capital Stock on a Fully-Diluted basis. All of the issued and outstanding shares of each of the Group Company’s Capital Stock as of the Closing are duly authorized, validly issued, fully paid and non-assessable, were issued in accordance with the registration or qualification provisions of the Act, if applicable, and any relevant “blue sky” laws of the United States, if applicable, or pursuant to valid exemptions therefrom and were issued in compliance with other applicable laws (including, without limitation, applicable PRC or BVI laws, rules and regulations) and are not subject to any rescission right or put right on the part of the holder thereof nor does any holder thereof have the right to require the Company to repurchase such Capital Stock.

(iii)    Voting and Other Agreements. There are no outstanding (A) options, warrants or other rights to purchase from any Group Company, (B) agreements, contracts, arrangements or other obligations of any Group Company to issue, or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of Capital Stock of, or other ownership or equity interests in, any Group Company. The Company is not a party or subject to any agreement or understanding and there is no agreement or understanding with any Person that affects or relates to (x) the voting or giving of written consents with respect to any security of the Company (including, without limitation, any voting agreements, voting trust agreements, shareholder agreements or similar agreements) or the voting by a director of the Company or (y) the sale, transfer or other disposition with respect to any security of the Company.

(e)    No Registration Rights. Except as set forth on Schedule 6(e) of the Disclosure Schedule, no holder of securities of any of the Group Companies is or will be entitled to have any registration rights with respect to such securities.

(f)    Authorization. (i) Each of the Group Companies has all requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby, (ii) this Agreement has been duly authorized, executed and delivered by the Group Companies. and (iii) each of the Transaction Document has been duly authorized and when executed and delivered by the Group Companies (to the extent they are parties thereto) shall constitute a legal, valid and binding obligation of each of the Group Companies (to the extent they are parties thereto) enforceable against the Group Companies (to the extent they are parties thereto) in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

(g)    Valid Issuance of Notes and the Guarantees. The Notes, when issued, sold and delivered in accordance with the terms thereof and for the consideration set forth herein, will be free of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the Purchaser’s representations in Section 8 below, the Notes will be issued in compliance with applicable state and federal securities laws. The Notes have been duly authorized by the Company and, when executed and delivered by the Company, authenticated by the Trustee, and delivered to the Purchaser, in accordance with the terms of this Agreement, the Notes will have been duly executed, issued and delivered by the Company and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally. The Guarantees have been duly authorized, and, when the Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and delivered to and paid for by the Purchaser with the Guarantees endorsed thereon by the Guarantors, will constitute the legal, valid and binding obligations of each Guarantor entitled to the benefits of the Indenture.

(h)    Valid Issuance of Conversion Shares. The conversion rights attached to the Notes, when the Notes are issued on the Closing Date, will provide for the right to convert the Notes into up to 2,118,644 shares of Common Stock of the Company (subject to subdivision or consolidation thereof) as of the Closing Date (as calculated immediately following the Closing and assuming the conversion of all the Notes). The Conversion Shares have been duly and validly authorized for issuance by the Company, and when issued pursuant to the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable, not subject to any preemptive or similar rights, free from all taxes, Liens, charges and security interests with respect to the issuance thereof and free of restrictions on transfer other than as expressly contemplated by the Transaction Documents.

(i)    Compliance with Instruments. None of the Group Companies is in violation of its respective articles of incorporation, certificate of incorporation, by-laws or other organizational documents (the “Charter Documents”). None of the Group Companies is, nor does any condition exist (with the passage of time or otherwise) that could reasonably be expected to cause any of the Group Companies to be, (i) in violation of any statute, rule, regulation, law or ordinance, or any judgment, decree or order applicable to any of the Group Companies or any of their properties (collectively, “Applicable Law”) of any federal, state, national, provincial, local or other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization of applicable jurisdictions (each, a “Governmental Authority”), or (ii) in breach of or in default under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their respective property is bound (collectively, “Applicable Agreements”), other than in each of clause (i) and (ii) such violations, breaches or defaults that do not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(j)    No Conflicts. Neither the execution, delivery or performance of this Agreement or any other Transaction Document nor the consummation of any of the transactions contemplated herein or therein will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any Person or a Governmental Authority (other than consents already obtained) or result in the imposition of a Lien on any assets of any of the Group Companies under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement, or (iii) any Applicable Law, other than in each of clause (ii) and (iii) such violations, breaches or defaults that do not, and would not, individually or in the aggregate, have a Material Adverse Effect. Immediately following consummation of the transactions contemplated in the Transaction Documents, no default will exist under the Indenture.

(k)   Governmental Filings. No filing with, consent, approval, authorization or order of, any Governmental Authority is required to be made by any of the Group Companies for the consummation of the transactions contemplated by the Transaction Documents, except (i) as have been made or obtained prior to the date of this Agreement or obtained after the Closing in accordance with the terms of the Transaction Documents, and (ii) as may be required under the Act or state securities or “blue sky” laws.

(l)    Proceedings. There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, “Proceedings”), pending or, to the knowledge of the Company, threatened, that seeks to restrain, enjoin, prevent the consummation of, or otherwise challenges any of the Transaction Documents or any of the transactions contemplated therein.

(m)   Permits. Each of the Group Companies possesses all material licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as now conducted (“Permits”), except where the failure to possess such Permits could not, individually or in the aggregate, have a Material Adverse Effect. All of the Permits are valid and in full force and effect. Each of the Group Companies has fulfilled and performed all of its respective obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time could allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any such Permit. None of the Group Companies has received actual notice of any Proceeding relating to revocation or modification of any such Permit.

(n)    Title to Property. Each of the Group Companies has good and marketable title to all real property and personal property owned by it that is material to their respective businesses, in each case free and clear of any Liens as of the Closing Date. For real property not owned by any of the Group Companies and currently used or planned to be used for the business operations of the Group Companies, each of such Group Companies has good and marketable title to all leasehold estates in real and personal property being leased by it that is material to their respective businesses and, in each case free and clear of all Liens as of the Closing Date.

(o)    Insurance. Each of the Group Companies maintains reasonably adequate insurance covering its material properties, operations, personnel and business, and is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged. All policies of insurance insuring the Group Companies and their respective businesses, assets, employees, officers and directors are in full force and effect. Each of the Group Companies is in compliance with the terms of such policies and instruments in all material respects, and there are no claims by any of the Group Companies under any such policy or instrument as to which, to the Company’s knowledge, any insurance company is denying liability or defending under a reservation of rights clause. None of the Group Companies has been refused any insurance coverage sought or applied for, and none of the Group Companies has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(p)    Taxes. All Tax returns required to be filed by each of the Group Companies have been filed (taking into account all extensions of due dates), and all such returns are true, complete and correct in all material respects. All material Taxes that are due from each of the Group Companies have been paid other than those (i) currently payable without penalty or interest or (ii) being diligently contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. To the knowledge of the Company, there are no proposed Tax assessments against any of the Group Companies. The accruals and reserves on the books and records of each of Group Companies in respect of any Tax liability for any Taxable period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all federal, state, national, provincial, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

(q)    Intellectual Property.

(i)     Each of the Group Companies owns, or is validly licensed under, or has the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems, software or procedures), trademarks, service marks, trade names or master works, whether or not registered, filed, or issued under the authority of any governmental authority, (collectively, “Intellectual Property”) necessary for the conduct of its business and all Intellectual Properties owned by the Group Companies necessary for the conduct of their businesses are valid and in full force and effect. As of the Closing Date, such Intellectual Property is or will be free and clear of all Liens, except where the failure to own, possess, or have the right to use such Intellectual Property does not, and would not, individually or in the aggregate, have a Material Adverse Effect. To the Company’s knowledge, no Proceedings have been asserted by any Person challenging the use of any such Intellectual Property by any of the Group Companies or questioning the validity or effectiveness of the Intellectual Property or any license or agreement related thereto, and, to the Company’s knowledge, there are no facts which would form a valid basis for any such Proceeding. To the Company’s knowledge, the use of such Intellectual Property any of the Group Companies will not infringe on the Intellectual Property rights of any other Person.

(ii)     Each of the Group Companies has taken reasonable steps and measures to establish and preserve ownership of or right to use all Intellectual Property material to the operation of its business, including any Intellectual Property that was jointly developed with any third-parties, or any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and has had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing. To the Company’s knowledge, there is no infringement or misappropriation by any other Person of any Intellectual Property of any of the Group Companies. No Proceedings in which any of the Group Companies alleges that any Person is infringing upon, or otherwise violating, any Intellectual Property of any of the Group Companies are pending, and none has been served, instituted or asserted by any of the Group Companies.

(iii)    No former or current employee, no former or current consultant, and no third-party joint developer of any of the Group Companies has any rights in any Intellectual Property made, developed, conceived, created or written by the aforesaid employee or consultant during the period of his or her retention by the Group Companies which can be asserted against any Group Company.

(iv)    No Intellectual Property owned by any Group Company is the subject of any Lien, license or other contract granting rights or security interest therein to any other Person, except for Liens, licenses or other contracts granting rights or security interest that do not materially interfere with the use made and proposed to be made of such Intellectual Property by any Group Company. Each of the Group Companies has not (A) transferred or assigned, (B) granted an exclusive license to or (C) provided or licensed, any Intellectual Property owned by the Group Companies and necessary for the conduct of their business to any Person.

(r)    Internal Controls. Each of the Group Companies maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

(s)    Financial Statements; No Undisclosed Liabilities.

(i)    The audited consolidated financial statements and related notes of the Company contained in the Form 10-K for the three years ended December 31, 2006 present fairly in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with GAAP and comply as to form with the applicable requirements of Regulation S-X of the Act.

(ii)    Subsequent to the date of the Company’s audited financial statements filed for the year ended December 31, 2006, except as disclosed therein or in any subsequent SEC Report, (A) none of the Group Companies has incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to the Company, or has entered into any material transactions not in the ordinary course of business, (B) there has not been any material decrease in the Capital Stock or any material increase in long-term indebtedness or any material increase in short-term indebtedness of the Group Companies, or any payment of or declaration to pay any dividends or any other distribution with respect to the Group Companies, and (C) there has not been any material adverse change in the properties, business, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Group Companies taken as a whole; excluding any changes caused by (x) the condition of the industry of the Company that do not disproportionately affect the Company, (y) the failure of the Company to meet its financial projections or (z) the execution and delivery of this Agreement and consummation of the transactions contemplated hereby (each of clauses (A), (B) and (C), a “Material Adverse Change”). To the knowledge of the Company, there is no event that is reasonably likely to occur in the foreseeable future, which if it were to occur, could, individually or in the aggregate, have a Material Adverse Change.

(iii)   Without limiting the generality of the foregoing paragraph (ii), except as disclosed in the SEC Reports, the Company has no liabilities or obligations (whether actual, accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise, and whether due or to become due), except for (i) liabilities or obligations shown on the balance sheet as of December 31, 2006 (the “Most Recent Balance Sheet”), (ii) liabilities under any agreements, contracts, commitments, licenses or leases which have arisen prior to the date of the Most Recent Balance Sheet and which are not required to be reflected in a balance sheet, or the notes thereto, prepared in accordance with GAAP (none of which relates to a breach of contract, breach of warranty, tort, infringement, environmental, health or safety matter, violation of Applicable Laws or proceeding brought by Governmental Authorities), (iii) liabilities incurred in the ordinary course of business since December 31, 2006 (none of which relates to a breach of contract, breach of warranty, tort, infringement, environmental, health or safety matter, violation of Law or proceeding brought by Governmental Authorities) and/or (iv) other liabilities that are, individually and in the aggregate, immaterial.

(t)    Debt. All Debt represented by the Notes and the Guarantees is being incurred for proper purposes and in good faith. Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the fair saleable value of the Group Companies’ assets exceeds the amount that will be required to be paid on or in respect of the Group Companies’ existing Debts and other liabilities (including contingent liabilities) as they mature; (ii) the present fair saleable value of the assets of the Group Companies is greater than the amount that will be required to pay the probable liabilities of the Group Companies on their respective Debt as they become absolute and mature; (iii) the Group Companies are able to realize upon their assets and pay their Debt and other liabilities (including contingent obligations) as they mature; (iv) the Group Companies’ assets do not constitute unreasonably small capital to carry on their respective businesses as now conducted and as proposed to be conducted including their respective capital needs taking into account the particular capital requirements of the business conducted by the Group Companies, and projected capital requirements and capital availability thereof; and (v) the current cash flow of each of the Group Companies, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. None of the Group Companies intends to incur Debts beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its Debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it or any other Group Companies will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. None of the Group Companies is, or has reason to believe it is likely to be, in default with respect to any Debt and no waiver of default is currently in effect. None of the Group Companies has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien. None of the Group Companies is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of any of the Group Companies, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company.

(u)    No Stabilization. None of the Group Companies has and, to each of its knowledge after due inquiry, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of any of the Group Companies to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid anyone any compensation for soliciting purchases of, the Notes, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Group Companies.

(v)    No Sale to the U.S. None of the Group Companies, their respective Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner or under circumstances that would require the registration of the Securities under the Act.

(w)    No Directed Selling Efforts. None of the Group Companies, their respective Affiliates, or any person acting on its or their behalf (other than the Purchaser, its Affiliates or persons acting on its behalf, as to whom the Company makes no representation) has engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Company, its Subsidiaries, their respective Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

(x)     No Registration. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 8, no registration under the Act of the Securities is required for the offer and sale of the Securities in the manner contemplated herein or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(y)     Eligibility. The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(z)     Labor Matters. There is no strike or other labor dispute involving any of the Group Companies pending or threatened, which could, individually or in the aggregate, have a Material Adverse Effect. There is no employment related charge, complaint, grievance, investigation, unfair labor practice claim or inquiry of any kind, pending against any of the Group Companies that could, individually or in the aggregate, have a Material Adverse Effect.

(aa)   Brokers and Finders. The Company has not engaged any broker, finder, commission agent or other similar person in connection with the transactions contemplated under the Transaction Documents, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions.

(bb)   Environmental Matters. Each of the Group Companies (i) is in compliance with any and all currently applicable foreign, federal, state, national, provincial, and local laws and regulations relating to the protection of the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, (iii) has not received actual notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, (iv) none of the Group Companies has knowledge of any facts which would give rise to any Proceedings, public or private, against it of violation of Environmental Laws arising out of the operations of the Group Companies, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect; and (v) none of the Group Companies has stored any hazardous materials on real properties now or formerly owned, leased or operated by any of them, and has not disposed of any hazardous materials, in a manner contrary to any Environmental Laws; except as to each of the foregoing where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect.

In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Group Companies, in the course of which it identifies, estimates and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs would not, individually or in the aggregate, have a Material Adverse Effect.

(cc)   Encumbrances. As of the Closing Date, except for any such restrictions provided under the laws of the jurisdiction of incorporation of any of the Group Companies, as applicable, there will be no encumbrances or restrictions on the ability of any of the Group Companies (i) to pay dividends or make other distributions on such parties’ Capital Stock or to make loans or advances or pay any indebtedness to, or investments in, any of the Group Companies, or (ii) to transfer any of its property or assets to any of the Group Companies, except for such restrictions set forth in the Transaction Documents.

(dd)    Foreign Corrupt Practices Act. None of the Group Companies, nor to the knowledge of the Company, any agent or other person acting on behalf of any of the Group Companies, has, directly or indirectly, (i) has used any funds, or will use any proceeds from the sale of the Notes, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) has made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) has failed to disclose fully any contribution made by the Group Companies (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”).

(ee)    Ranking of Obligations. The payment obligations of the Company under this Agreement will rank at least pari passu, without preference or priority, with all other senior unsecured and unsubordinated indebtedness of the Company.

(ff)     Related Party Transactions. Other than as set forth in the SEC Reports, no material relationship, direct or indirect, exists between or among any of the Group Companies or any Affiliate of the Group Companies, on the one hand, and any former or current director, officer, stockholder, customer or supplier of any of them (including any member of their immediate family), on the other hand.

(gg)    Investment Company. None of the Group Companies is, and as a result of the offer and sale of the Securities contemplated herein will not be, required to register as an “investment company” under, and as such term is defined in, the U.S. Investment Company Act of 1940, as amended in connection with or as a result of the offer and sale of the Securities.

(hh)    PFIC. None of the Group Companies is or intends to become a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”).

(ii)      OFAC. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(jj)      Money Laundering Laws. The operations of each of the Group Companies are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Group Companies with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(kk)    Other Representations and Warranties Relating to Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, CSST PRC, Hongtianzhi, Shixing and Tongxing.

(i)    All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of each of Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, CSST PRC, Hongtianzhi, Shixing and Tongxing has been duly obtained from the relevant PRC Governmental Authorities and are in full force and effect.

(ii)    All filings and registrations with the PRC Governmental Authorities required in respect of each of Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, CSST PRC, Hongtianzhi, Shixing and Tongxing and its operations including, without limitation, the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant PRC rules and regulations, except where, the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(iii)    Each of Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, CSST PRC, Hongtianzhi, Shixing and Tongxing has complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Government Authorities. There are no outstanding rights of, or commitments made by the Company or any Subsidiary to sell any equity interest in Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, CSST PRC, Hongtianzhi, Shixing and Tongxing.

(iv)    None of Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, CSST PRC, Hongtianzhi, Shixing and Tongxing is in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of revocation of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, CSST PRC, Hongtianzhi, Shixing or Tongxing, except such revocation does not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(v)     Each of Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, CSST PRC, Hongtianzhi, Shixing and Tongxing has conducted its business activities within the permitted scope of business or has otherwise operated its business in compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities other than such non-compliance that do not, and would not, individually or in the aggregate, have a Material Adverse Effect. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of Golden’s, Cheng Feng’s, Cheng Feng Equipment’s, Cheng Feng Public Safety’s, CSST PRC’s, Hongtianzhi’s, Shixing’s or Tongxing’s business which are subject to periodic renewal, the Company has no knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Authorities.

(vi)    With regard to employment and staff or labor, each of Golden, Cheng Feng, Cheng Feng Equipment, Cheng Feng Public Safety, CSST PRC, Hongtianzhi, Shixing and Tongxing has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like, other than such non-compliance that do not, and would not, individually or in the aggregate, have a Material Adverse Effect.

(ll)    Full Disclosure. All disclosure furnished by or on behalf of the Company to the Purchaser regarding any of the Group Companies, their respective businesses and the transactions contemplated under the Transaction Documents (to the extent they are parties thereto), including the SEC Reports and the Disclosure Schedules to this Agreement, with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Purchaser does not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 8 hereof.

The Company does not make any representations or warranties with respect to the transactions contemplated in this Agreement other than those specifically set forth in this Section 6.

7.    Covenants of the Group Companies.

Each of the Group Companies, jointly and severally, hereby agrees:

(a)    To (i) advise the Purchaser promptly after obtaining knowledge (and, if requested by the Purchaser, confirm such advice in writing) of the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of the Securities for offer or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any state securities commission or other regulatory authority, (ii) use its commercially reasonable efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of the Securities under any state securities or “blue sky” laws, and (iii) if at any time any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Securities under any such laws, use its commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(b)    So long as any of the Securities are “restricted securities” within the meaning of Rule 144(a)(3) or Rule 905 under the Act, to, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act.

(c)    Whether or not any of the transactions contemplated under the Transaction Documents are consummated or this Agreement is terminated, to pay (i) all costs, expenses, fees and taxes incident to and in connection with the preparation, issuance and delivery of the Securities, (ii) all fees and expenses of counsels, accountants and any other advisors, if any, retained by the Company, (iii) all expenses in connection with qualifying the Notes for settlement in the Clearing Facilities, (iv) all fees and expenses of the Company in connection with approval of the Notes for “book entry” transfer, and (v) all fees and expenses of the Trustee, the Conversion Agent, the Paying Agent, the Registrar and any other agents contemplated in the Transaction Documents.

(d)    To do and perform all things required to be done and performed under the Transaction Documents prior to and after the Closing Date.

(e)    Prior to making any public disclosure or filings as may be required by Applicable Laws with respect to any of the Transaction Documents and the transactions contemplated hereby and thereby, to provide the Purchaser and its counsels with the reasonable opportunity to review and comment on such public disclosure documents and consider in good faith any comments received by the Purchaser or its counsels.

(f)    To maintain the listing and trading of the Common Stock on the Trading Market or on an alternative trading market reasonably acceptable to the Purchaser.

(g)    For so long as the Purchaser owns any of the Securities, the Company will furnish to the Purchaser copies of all reports and other communications (financial or otherwise) furnished by the Company to the Trustee or to the holders of its Securities and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company with the Commission or any national securities exchange on which any class of securities of the Company may be listed; provided, however, that any such report or financial statements filed on the Commission’s EDGAR database need not be separately furnished.

(h)    During the two year period after the Closing Date (or such shorter period as may be provided for in Rule 144(k) under the Act, as the same may be in effect from time to time), not to, and not to permit any current or future Subsidiaries of the Company or any other affiliates (as defined in Rule 144(a) under the Act) controlled by the Company to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by the Company, any current or future Subsidiaries of the Company or any other affiliates (as defined in Rule 144(a) under the Act) controlled by the Company, except pursuant to an effective registration statement under the Act.

(i)     To pay all stamp, documentary and transfer taxes and other duties, if any, which may be imposed by any Governmental Authorities or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes or the sale thereof to the Purchaser.

(j)     The Company will use its commercially reasonable efforts not to become, and cause its Subsidiaries not to become, a PFIC. If the Company determines that it or any of its Subsidiaries has become a PFIC, the Company will promptly notify the Purchaser and provide all information requested by the Purchaser that is necessary for it to make a qualified electing fund (QEF) election.

(k)    Not register any transfer of the Notes that is not (i) made in accordance with the provisions of Regulation S under the Act, (ii) made pursuant to registration under the Act, or (iii) made pursuant to an available exemption under the Act.

(l)     Prior to the Closing Date, the Company shall not, without the express prior written consent of the Purchaser (which consent shall be at the Purchaser’s sole discretion), pursue or discuss any capital raising transaction or transactions with any Person other than the Purchaser or its Affiliates (“Outside Financing”).

(m)    The Company shall procure that the proceeds from the sale and purchase of the Notes are used by it for Capital Expenditures, working capital, general corporate purposes and acquisitions (if any), and pending the application of all of such net proceeds in such manner, shall invest the portion of such net proceeds not yet so applied in Cash Equivalents. Following the application of net proceeds in such manner, any remaining net proceeds may be applied for general corporate purposes not otherwise prohibited by the terms of the Indenture.

(n)    The Company shall not, and shall procure that its Subsidiaries shall not, do anything or take any step, action or measure (or omit to take the same), that has or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)    The Company shall not, and shall procure that its Subsidiaries shall not, directly or indirectly, incur, grant or suffer to exist any Lien, other than Liens arising by operation of law, any Lien or retention of title arrangement arising by agreement to substantially the same effect and in the ordinary course of business and not as a result of any default or omission, or Permitted Lien as defined in the Indenture.

(p)    The Company shall at all times keep reserved for issuance and delivery upon conversion of the Notes such number of Conversion Shares or other shares of the Company as are from time to time issuable upon conversion of any Notes and will, from time to time, take all necessary steps to amend its articles of incorporation to provide a sufficient reserve of Conversion Shares for issuance upon conversion of the Notes.

(q)    In connection with the conversion of the Notes into Conversion Shares, neither the Company nor any Person acting on its behalf will take any action which would result in the Conversion Shares being delivered by the Company other than to the then existing holders of the Notes exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange in compliance with Section 3(a)(9) of the Act.

(r)     Each of the Group Companies undertakes that (i) they will comply with the FCPA, including, without limitation, not making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of value to any “foreign official” (as the term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, (ii) they will conduct its business in compliance with the FCPA, and (iii) they will institute and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(s)    The Company shall, by no later than the day following the Closing Date, file a Form 8-K announcing the Closing of the transactions contemplated hereby and the material terms thereof, which must be reviewed and consented to by the Purchaser prior to the filing, which consent shall not be unreasonably withheld or delayed; and to provide the draft of such Form 8-K to the Purchaser reasonably in advance for review. The Company and the Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release or otherwise make any such public statement (i) without the prior consent of the Company, with respect to any press release of the Purchaser, or (ii) without the prior consent of the Purchaser, with respect to any press release of the Company, in either case of (i) and (ii), which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

(t)    Until all amounts outstanding under the Notes have been repaid in full, the Company shall not, and shall procure that its Subsidiaries shall not, declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution (whether in cash or in-kind) on or in respect of its Capital Stock (or any class of its share capital) where this would result in any amounts being paid to any Person other than the Company.

(u) From the date of this Agreement to the Closing Date, each of the Group Companies and their respective officers and directors will not, and the Company will cause its other representatives not to, directly or indirectly, (i) solicit, or initiate any proposal (a “Proposal”) relating to (A) direct or indirect acquisition or purchase of any equity securities (any and all shares of Capital Stock of the Group Companies, securities of the Group Companies convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares and any securities that represent the right to receive such equity securities) or any tender offer or exchange offer or (B) a merger, amalgamation, share exchange or consolidation or (C) a sale of all or substantially all of the assets of the Group Companies, (ii) participate in any discussions or negotiations regarding or furnish to any Person any information or otherwise facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Proposal (other than a modified Proposal of the Purchaser, if any), or (iii) authorize, engage in, or enter into any agreement or understanding with respect to, any Proposal; provided that, in the event the board of directors of the Company receives a bona fide Proposal and concludes in good faith that such Proposal would, if consummated, result in a Superior Proposal (as defined below), the board of directors of the Company may take actions described above to the extent that the board of directors of the Company concludes in good faith (based on the advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided, further that the Company shall also furnish to the Purchaser a copy of any confidential data or information that it is furnishing to any third party pursuant to this Section 7(u) to the extent not previously furnished to the Purchaser. “Superior Proposal” means any bona fide written Proposal which the Company’s board of directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the transaction contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be nationally recognized investment banking firms), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law. Each of the Group Companies and their respective officers and directors will, and each of the Group Companies will cause its other representatives to, terminate any existing activities or discussions in relation to any Proposal with any other party other than the Purchaser and its representatives.

The Company will immediately (within one Business Day) advise the Purchaser of, and inform the Purchaser of the terms of, and the identity of the Person making any Proposal that any of the Group Companies or any of their representatives or Affiliates may receive from the date of this Agreement to the Closing Date.

8.    Purchaser’s Representations, Warranties and Agreements. The Purchaser represents and warrants to the Company that:

(a)    The Purchaser is not a “U.S. Person” (as defined in Rule 902 of Regulation S under the Act) and it understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Notes or the Conversion Shares in any country or jurisdiction where action for that purpose is required. The Purchaser is not acquiring the Notes or the Conversion Shares for the account or benefit of any U.S. persons except in accordance with exemption from registration requirements of the Act below or in a transaction not subject thereto.

(b)    The Purchaser is not acquiring the Notes or the Conversion Shares with a view to any distribution thereof that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction.

(c)    The Purchaser (A) agrees on its own behalf and on behalf of any investor account for which it has purchased the Notes and/or the Conversion Shares that it will not offer, sell or otherwise transfer any of the Notes and/or the Conversion Shares prior to (x) the date which is 1 year after the later of the date of the commencement of the offering and the date of original issuance (or of any predecessor of any Security proposed to be transferred by the Purchaser) and (y) such later date, if any, as may be required by applicable law, except (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Act, (c) for so long as any Security is eligible for resale pursuant to Rule 144A under the Act, to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A that purchases for its own account or for the account of another qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to Persons who are not “U.S. Persons” (within the meaning of Regulation S) that occur outside the United States within the meaning of Regulation S or (e) pursuant to any other available exemption from the registration requirements of the Act, and (B) agrees that it will give to each person to whom such Security is transferred a notice substantially to the effect of this paragraph.

(d)    The Purchaser acknowledges that the Notes and the Conversion Shares are “restricted securities” as defined in Rule 144 under the Act.

(e)    No form of “directed selling efforts” (as defined in Rule 902 of Regulation S under the Act), general solicitation or general advertising in violation of the Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by the Purchaser or any of its representatives in connection with the offer and sale of any of the Notes and/or the Conversion Shares.

(f)    The Notes and/or the Conversion Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Notes or the Conversion Shares.

9.    Conditions to Purchase Notes at Closing.

9.1 Conditions Precedent to the Obligations of the Purchaser to Purchase the Notes: The Purchaser’s obligation to purchase the Notes under this Agreement is subject to the satisfaction or waiver of each of the following conditions:

(a)    All the representations and warranties of each of the Group Companies and the Shareholders contained in each Transaction Document shall be true and correct as of the date hereof and at the Closing Date. Each of the Group Companies and the Shareholders shall have performed, satisfied and complied with all covenants, agreements and conditions required by the Transaction Documents, to which it is a party, to be performed, satisfied or complied with by them at or prior to the Closing.

(b)    No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that could prevent or materially interfere with the consummation of the transactions contemplated under the Transaction Documents; and no stop order suspending the qualification or exemption from qualification of any of the Securities in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or, to the knowledge of the Company after due inquiry, be pending or threatened as of the Closing Date.

(c)    No action shall have been taken and no Applicable Law shall have been enacted, adopted or issued that could, as of the Closing Date, reasonably be expected to prevent the consummation of the transactions contemplated under the Transaction Documents. No Proceeding shall be pending or, to the knowledge of the Company after due inquiry, threatened other than Proceedings that if adversely determined could not, individually or in the aggregate, adversely affect the issuance or marketability of the Notes, or could not, individually or in the aggregate, have a Material Adverse Effect.

(d)    The Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, all Permits, authorizations, approvals or consents of any Governmental Authority.

(e)    The Purchaser shall have received on the Closing Date:

(i)     a certificate dated the Closing Date, signed by the Chief Executive Officer of the Company on behalf of the Company to the effect that (a) the representations and warranties set forth in Section 6 are true and correct with the same force and effect as though expressly made at and as of the Closing Date, (b) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, (c) at the Closing Date, since the date hereof or since the date of the most recent financial statements in the SEC Reports, no event or events have occurred, no information has become known nor does any condition exist that could, individually or in the aggregate, have a Material Adverse Effect, and (d) the sale of any of the Notes has not been enjoined (temporarily or permanently);

(ii)    a certificate dated the Closing Date, signed by each of the Shareholders (or an authorized director of such Shareholder in the case of Whitehorse), to the effect that (a) the representations and warranties set forth in the Transaction Documents which are given by the Shareholders are true and correct with the same force and effect as though expressly made at and as of the Closing Date, and (b) each of the Shareholders has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under the Transaction Documents at or prior to the Closing Date,

(iii)    certificates dated the Closing Date, signed by each of the Group Companies other than the Company, to the effect that (a) the representations and warranties set forth in the Transaction Documents which are given by such Group Company are true and correct with the same force and effect as though expressly made at and as of the Closing Date, and (b) such Group Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under the Transaction Documents at or prior to the Closing Date,

(iv)    a certificate dated the Closing Date, signed by the Secretary of the Company, including specimen signatures of those officers of the Company authorized to sign the Transaction Documents, to which the Company is a party, on behalf of the Company, attaching true, complete and up to date copies of the certificate of incorporation and by-laws of the Company, attaching the certificate of good standing of the Company and certifying as to such other maters as the Purchaser may reasonably require;

(v)     a certificate dated the Closing Date, signed by the Secretary of each of the Group Companies other than the Company, including specimen signatures of those officers of such Group Company authorized to sign the Transaction Documents, to which such Group Company is a party, on behalf of such Group Company, attaching true, complete and up to date copies of the certificate of incorporation and by-laws of such Group Company, attaching the certificate of good standing of such Guarantor and certifying as to such other maters as the Purchaser may reasonably require;

(vi)    a certificate dated the Closing Date, executed by the authorized director of Whitehorse, including specimen signatures of the directors of Whitehorse authorized to sign the Transaction Documents, to which Whitehorse is a party, on behalf of Whitehorse, attaching true, complete and up to date copies of the certificate of incorporation and by-laws of Whitehorse, attaching the certificate of good standing of the Whitehorse and certifying as to such other maters as the Purchaser may reasonably require;

(vii)   the opinions of Thelen Reid Brown Raysman & Steiner LLP, U.S. counsel to the Company, dated the Closing Date, in the form and substance satisfactory to the Purchaser;

(viii)          the opinions of Harney Westwood & Riegels, British Virgin Islands counsel to Safetech and Whitehorse, dated the Closing Date, in the form and substance satisfactory to the Purchaser;

(ix)     the opinions of Michael Pang & Co., Hong Kong counsel to CSST HK and Chain Star, dated the Closing Date, in the form and substance satisfactory to the Purchaser; and

(x)      the opinions of Guangdong Guanghe Law Firm, PRC counsel to the Group Companies and the Shareholders, dated the Closing Date, in the form and substance satisfactory to the Purchaser.

(f)    Each of the Transaction Documents shall have been executed and delivered by all parties thereto, and the Purchaser shall have received a fully executed original (or clearly legible facsimile copy) of each Transaction Document.

(g)    The Purchaser shall have received copies of all documents delivered under or in connection with the transactions contemplated in the Transaction Documents that are required to be delivered at or prior to the Closing Date.

(h)    None of the other parties to any of the Transaction Documents shall be in breach or default under their respective obligations thereunder.

(i)     The respective board of directors of each of the Group Companies and the Shareholders, as the case may be, shall have approved and authorized by all necessary corporate or other action (i) the execution and delivery of the Transaction Documents, (ii) all actions to be performed or satisfied under the Transaction Documents (including, without limitation, the reserve for issuance of the Conversion Shares issuable upon exercise of the Notes), (iii) the consummation of the transactions contemplated by the Transaction Documents, (iv) the pricing terms of the Notes, and (v) all other actions necessary in connection with the transactions contemplated by the Transaction Documents and the offering of the Notes, and shall have provided the Purchaser with a copy of such authorizations.

(j)     The Purchaser shall have completed and be satisfied with the results of all business, legal and financial due diligence, and any items requiring correction identified by the Purchaser shall have been corrected to the Purchaser’s satisfaction.

(k)    The Purchaser shall have received all necessary internal approval for the transactions contemplated hereunder or under the Transaction Documents.

9.2 Conditions Precedent to the Obligations of the Company to Sell the Notes: The Company’s obligation to sell the Notes under this Agreement is subject to the satisfaction or waiver of each of the following conditions:

(a)    All the representations and warranties of the Purchaser contained in each Transaction Document shall be true and correct as of the date hereof and at the Closing Date.

(b)    No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that could prevent or materially interfere with the consummation of the transactions contemplated under the Transaction Documents; and no stop order suspending the qualification or exemption from qualification of any of the Securities in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or, to the knowledge of the Company after due inquiry, be pending or threatened as of the Closing Date.

(c)    No action shall have been taken and no Applicable Law shall have been enacted, adopted or issued that could, as of the Closing Date, reasonably be expected to prevent the consummation of the transactions contemplated under the Transaction Documents. No Proceeding shall be pending or, to the knowledge of the Company after due inquiry, threatened other than Proceedings that if adversely determined could not, individually or in the aggregate, adversely affect the issuance or marketability of the Securities, or could not, individually or in the aggregate, have a Material Adverse Effect.

(d)    Each of the Transaction Documents shall have been executed and delivered by all parties thereto, and the Company shall have received a fully executed original (or clearly legible facsimile copy) of each Transaction Document to which the Purchaser is a party.

10.    Indemnification.

(a) Each of the Group Companies (each such Person being referred to as an “Indemnifying Party”), jointly and severally, agrees to indemnify and hold harmless the Purchaser, each of its Affiliates and their respective officers, directors, partners, shareholders, counsel, employees and agents (the Purchaser and each such other person being referred to as an “Indemnified Party”), to the fullest extent lawful, from and against any losses, claims, damages, liabilities and reasonable expenses (or actions in respect thereof), as incurred, related to or arising out of or in connection with:

(i)    actions taken or omitted to be taken by any of the Group Companies or their respective Affiliates, officers, directors, employees or agents; or

(ii)   any breach by any of the Group Companies or their respective Affiliates of any of the representations, warranties, covenants and agreements set forth in any Transaction Document,

and will reimburse the Indemnified Parties for all reasonable expenses (including, without limitation, fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any such action or claim, whether or not in connection with litigation in which any Indemnified Party is a named party. If any of the Indemnified Parties’ personnel appears as witnesses, are deposed or are otherwise involved in the defense of any action against an Indemnified Party, the Indemnifying Parties will reimburse the Purchaser for all reasonable expenses incurred by the Purchaser by reason of any of the Indemnified Parties being involved in any such action.

(b)    As promptly as reasonably practical after receipt by an Indemnified Party under this Section 10 of notice of the commencement of any action for which such Indemnified Party is entitled to indemnification under this Section 10, such Indemnified Party will, if a claim in respect thereof is to be made against the Indemnified Party under this Section 10, notify the Indemnifying Party of the commencement thereof in writing; but the omission to so notify the Indemnifying Party (i) will not relieve such Indemnifying Party from any liability under paragraph (a) above unless and only to the extent it is materially prejudiced as a result thereof and (ii) will not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party otherwise than the indemnification obligation provided in paragraph (a) above. In case any such action is brought against any Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may determine, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party) at the expense of the Indemnifying Party; provided, however, that if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it and/or other Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action or (iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party, then, in each such case, the Indemnifying Party shall not have the right to direct the defense of such action on behalf of such Indemnified Party or parties and such Indemnified Party or parties shall have the right to select separate counsel (including local counsel) to defend such action on behalf of such Indemnified Party or parties at the expense of the Indemnifying Party. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof and approval by such Indemnified Party of counsel appointed to defend such action, the Indemnifying Party will not be liable to such Indemnified Party under this Section 10 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such Indemnified Party in connection with the defense thereof, unless the Indemnified Party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, representing the Indemnified Party who are parties to such action or actions). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(c)    The indemnity and expense reimbursement obligations set forth herein (i) shall be in addition to any liability any of the Group Companies may otherwise have to any Indemnified Party, (ii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Purchaser or any other Indemnified Party and (iii) shall be binding on any successor or assign of the Group Companies or their respective business and assets.

(d)    Without limiting the generality of the foregoing paragraphs in this Section 10, each of the Group Companies and Mr. Tu Guo Shen will, jointly and severally, agree to indemnify, defend and hold harmless the Indemnified Parties from and against (i) any and all losses (including without limitation, losses arising from or as a result of a decrease in the value of the Company or the value of the Common Stock or the Notes) incurred by any member of the Indemnifies Parties and (ii) any and all claims, actions or causes of action, assessments, demands, damages, judgments, settlements, liabilities, costs and expenses (including, without limitation, interest, penalties and attorneys’ and accounting fees and expenses) of any nature whatsoever, asserted against or imposed upon any member of the Indemnified Parties, in each case, by reason of or resulting from any breach or violation (whether such breach or violation was due to actions taken or failure to take actions, in whole or in part, prior to or after the date hereof) of laws, rules, regulations or orders of any Governmental Authority by any of the Group Companies, the Subsidiaries, the Shareholders or other former or current shareholders of any Group Company (except in the case of such other former or current shareholders, only to the extent that any such breach or violation would have a Material Adverse Effect or a material adverse effect on the value of the Company, or the value of the Conversion Shares or the Notes).

11.    Termination.

(a)    The Purchaser may terminate this Agreement at any time prior to the Closing Date by written notice to the Company if any of the following has occurred:

(i)    since the date hereof, any Material Adverse Effect or development involving or reasonably expected to result in a prospective Material Adverse Effect that could, in the Purchaser’s reasonable judgment, be expected to (A) make it impracticable or inadvisable to proceed with the offering or delivery of the Notes on the terms and in the manner contemplated in this Agreement and the Indenture or (B) materially impair the investment quality of any of the Securities;

(ii)   the failure of any of the Group Companies or the Shareholders to satisfy the conditions contained in Section 9 on or prior to the Closing Date;

(iii)   any outbreak or escalation of hostilities or other national or international calamity or crisis, including acts of terrorism, or material adverse change or disruption in economic conditions in, or in the financial markets of, the United States, the European Union, the Peoples’ Republic of China or Hong Kong (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the date hereof), if the effect of such outbreak, escalation, calamity, crisis, act or material adverse change in the economic conditions in, or in the financial markets of, the United States, the European Union, the Peoples’ Republic of China or Hong Kong could be reasonably expected to make it, in the Purchaser’s sole judgment, impracticable or inadvisable to proceed with the consummation of the transactions on the terms and in the manner contemplated in this Agreement or the Indenture;

(iv)    trading in the Common Stock shall have been suspended by the Trading Market or the suspension or limitation of trading generally in securities on the New York Stock Exchange, the American Stock Exchange, the London Stock Exchange, the Hong Kong Stock Exchange, the NASDAQ Capital Market or the NASDAQ Global Market or any setting of limitations on prices for securities on any such exchange or the NASDAQ Capital Market or the NASDAQ Global Market;

(v)    the enactment, publication, decree or other promulgation after the date hereof of any Applicable Law that could be reasonably expected to have a Material Adverse Effect; or

(vi)    the declaration of a banking moratorium by any federal or New York state Governmental Authority; or the taking of any action by any Governmental Authority after the date hereof in respect of its monetary or fiscal affairs that could reasonably be expected to have a material adverse effect on the financial markets in the United States, European Union, the Peoples’ Republic of China, Hong Kong or elsewhere.

(b)    The Company may terminate this Agreement at any time prior to the Closing Date by written notice to the Purchaser based upon the Purchaser’s intentional breach of its representations, warranties, covenants and obligations under this Agreement.

12.    Survival of Representations and Indemnities. The representations and warranties, covenants, indemnities and contribution and expense reimbursement provisions and other agreements of any of the Group Companies and the Shareholder set forth in this Agreement shall remain operative and in full force and effect, and will survive, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the parties hereto, and (ii) acceptance of the Notes, and payment for them hereunder.

13.    Substitution of Purchaser. The Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes, by written notice to the Company, which notice shall be signed by both the Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations and warranties set forth in Section 8. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 13), such word shall be deemed to refer to such Affiliate in lieu of the original Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to the original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 13), such word shall no longer be deemed to refer to such Affiliate, but shall refer to the original Purchaser, and the original Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

14.    Miscellaneous.

(a)    Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to any of the Group Companies, to: 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen, China, Fax: (86) 755-83510815, Attention: Mr. Tu Guo Shen, with a copy to Thelen Reid Brown Raysman & Steiner LLP, 701 8th Street, N.W., Washington, DC 20001, Fax: (1-202) 654-1804, Attention: Mr. Lou Bevilacqua, Esq., (ii) if to the Purchaser, to: c/o 131 South Dearborn Street, Chicago, Illinois 60609, USA, Fax: (1-312) 267 7300, Attention: Mr. Adam C. Cooper, with a copy to 18/F Chater House, 8 Connaught Road, Central, Hong Kong, Fax: (852) 3667 5511, Attention: Mr. Andrew Fong and Mr. Max Liu, and with a copy to Simpson Thacher & Bartlett LLP, ICBC Tower 35th Floor, 3 Garden Road, Central, Hong Kong SAR, China, Fax: (852) 2869 7694, Attention: Mr. Youngjin Sohn, Esq.

(b)    Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it nor any other person acting on its behalf will provide the Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that the Purchaser shall be relying on the foregoing representations in effecting transactions contemplated hereunder.

(c)    This Agreement has been and is made solely for the benefit of and shall be binding upon the parties hereto and, to the extent provided in Section 10 hereof, the controlling persons and their respective agents, employees, officers, directors, partners, counsel, and shareholders referred to in Section 10, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement.

(d)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(e)    The parties hereto agree that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

(f)    The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

(g)    No failure to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(h)   This Agreement may be signed in various counterparts which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(i)     The headings in this Agreement are for convenience of reference only and shall not constitute part of this Agreement nor limit or otherwise affect the meaning of any provision of this Agreement.

(j)     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, in each case to the extent permitted by applicable law, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable, to the extent permitted by applicable law.

(k)    This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by all of the signatories hereto.

For and on behalf of: CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: CEO

For and on behalf of: CHINA SAFETECH HOLDINGS LIMITED

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: CEO

For and on behalf of: CHINA SECURITY & SURVEILLANCE TECHNOLOGY (HK) LTD.

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: CEO

For and on behalf of: GOLDEN GROUP CORPORATION (SHENZHEN) LIMITED

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: CEO

For and on behalf of: SHANGHAI CHENG FENG DIGITAL TECHNOLOGY CO., LTD.

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: CEO

For and on behalf of: CHINA SECURITY & SURVEILLANCE TECHNOLOGY (PRC), INC.

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: CEO

For and on behalf of: CHAIN STAR INVESTMENTS LTD.

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: CEO

For and on behalf of: SHENZHEN TONGXING SHIXUN TECHNOLOGY CO., LTD.

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: CEO

For and on behalf of: SHENZHEN HONGTIANZHI ELECTRONICS CO., LTD.

By:	/s/ Huang Zheng
Name: Huang Zheng Title: Director

For and on behalf of: SHANGHAI CHENG FENG PUBLIC SAFETY PREVENTION TECHNOLOGY CO., LTD.

By:	/s/ Yang Shu Fang
Name: Yang Shu Fang Title: Director

For and on behalf of: SHANGHAI CHENG FENG DIGITAL EQUIPMENT LTD.

By:	/s/ Yang Shu Fang
Name: Yang Shu Fang Title: Director

For and on behalf of: GUANGZHOU SHIXING DIGITAL TECHNOLOGY CO., LTD.

By:	/s/ Huang Bo
Name: Huang Bo Title: Director

FOR THE PURPOSE OF SECTION 10(d) ONLY

/s/ Tu Guo Shen
Name: Tu Guo Shen

For and on behalf of: CITADEL EQUITY FUND LTD. By: Citadel Limited Partnership, its Portfolio Manager By: Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Andrew Fong
Name: Andrew Fong Title: Authorized Signatory